Exhibit 16(c)(xxi)

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Project Savanna BOARD DISCUSSION MATERIALS MARCH 11, 2024 HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Confidential Treatment Requested on 2 pages, confidential information filed separately with the SEC

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Summary of Latest Proposals 2 » Price ƒ $1.40 – $1.90 per share ƒ 49% – 102% premium to closing price as of March 7 ƒ 38% – 88% premium to 3-month VWAP ƒ 38% – 87% premium to 6-month VWAP ƒ $1.80 – $2.00 per share ƒ 100.5% – 122.8% premium to closing price as of March 6 ƒ 74.3% – 93.7% premium to 30-day VWAP of $1.03 ƒ $1.95 – $2.05 per share ƒ 90% – 100% premium to trailing 180- day closing price » Form of Consideration ƒ Cash ƒ Cash ƒ Cash » Financing ƒ Expect to fund the proposed transaction through a combination of equity from funds and third-party debt financing ƒ Proposed transaction will not be subject to any financing contingency ‒ funds to provide “equity backstop” for the full purchase price (less balance sheet cash) ƒ Intend to raise up to $200M of debt from a limited group of direct lenders ƒ Remaining consideration would be funded with a fungible mix of new equity and rollover from existing stockholders ‒ In discussions with various parties for new equity investment ‒ Claritas may invest new equity in addition to rolling its current equity ‒ Sources of rolled equity not yet identified; not assuming that management or insiders other than Claritas will roll ƒ No financing conditionality expected ƒ No new financing required to complete the transaction (3/9/2024) Claritas Capital (3/6/2024) Source: Proposal letters from , Claritas Capital, and ; discussions with Savanna management. (2/2/2024) &RQILGHQWLDO WUHDWPHQW UHTXHVWHG

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY 3 » Assumptions ƒ Savanna will not pay a dividend to shareholders prior to transaction closing ƒ Fully diluted share count (shares converting to common stock in a transaction) of 376,322,754 – 391,096,075 ƒ The cost to mandatorily redeem the Series A Preferred Stock will be $50M ƒ No shares of common stock will be issuable as of or prior to the closing of the transaction pursuant to warrants, earn-outs or other contractual agreements with milestones, contingent equity or the Series A Preferred Stock, and all such instruments will be cancelled with no ongoing obligations (either in the form of equity or cash) as of the closing of the transaction (other than $50M cost to redeem the Series A Preferred Stock) ƒ Fully diluted share count (shares converting to common stock in a transaction) of 388.6M – 393.4M shares ƒ Fully diluted share count (shares converting to common stock in a transaction) in the range of 395M, plus or minus 1% or 2% ƒ Elevance redemption rights on a change of control settled without cash or share dilution beyond the 5M common units that have been issued » Due Diligence, Timing and Approvals ƒ Entering into definitive agreements remains subject to completion of due diligence and receipt of final internal investment committee approval ƒ Confident that the parties will be able to finalize transaction terms efficiently and be ready to sign definitive documents no later than 4 weeks after being granted the access needed ƒ Proposal is contingent upon satisfactory completion of due diligence ƒ Execution of the definitive agreement is subject to the final approval of the investment committee; expect approval to be obtained upon completion of due diligence and negotiation of the definitive agreement ƒ Assuming imminent access to data room and management, able to complete due diligence and sign a definitive agreement expeditiously; would work in good faith to do so in advance of Savanna’s next earnings announcement date ƒ Board is highly supportive of the acquisition and this letter; required approvals not addressed (3/9/2024) Claritas Capital (3/6/2024) (2/2/2024) Summary of Latest Proposals (cont’d) Source: Proposal letters from , Claritas Capital, and ; discussions with Savanna management. &RQILGHQWLDO WUHDWPHQW UHTXHVWHG